Exhibit 99.1
FOR IMMEDIATE RELEASE
Brookside Contact:
David K. Waldman or Klea K. Theoharis
Crescendo Communications, LLC
(212) 671-1020
Brookside Technology Enters Into a Material Definitive Agreement
to Acquire Standard Tel Networks, LLC
Acquisition advances strategy to build leading nationwide provider of converged VOIP, data, video and wireless business solutions
TAMPA, Fl.—July 24, 2008—Brookside Technology Holdings Corp. (OTCBB: BKSD), a provider of converged VoIP, data, video and wireless business communications systems, today announced that it has entered into a Stock and Membership Interest Purchase Agreement (the “Purchase Agreement”) to acquire Standard Tel Networks, LLC (“STN”).
STN generated approximately $11.0 million in revenue for the trailing twelve months ending May, 31, 2008. The purchase price for STN will be financed primarily through a combination of mostly debt and some equity. The parties have agreed to use their best efforts to close the Acquisition as soon as possible but in any event prior to August 31, 2008. Final terms and conditions will be forthcoming upon the closing of the acquisition
With California offices in San Francisco, Sacramento, San Diego and headquarters in Los Angeles, STN, a MITEL Platinum Service Provider, is one of the largest independent business communications providers in the United States. Since its founding in 1979, STN has grown from a traditional voice and data communications integrations company to a premier provider of IP telephony solutions. STN provides ‘best-in-class’ network solutions and is a single source for the most advanced voice, data and video convergence solutions.
Michael Nole, Chairman and CEO, stated, “Thanks to our recent recapitalization, we are now better positioned to resume the acquisition component of our business plan—specifically, acquiring complementary, accretive and profitable businesses at favorable valuations. We are excited about this acquisition as it meets our strict criteria and offers numerous benefits that include: greater geographic penetration; the ability to market a broader suite of voice and data services to our respective customers; and high recurring revenue and cash flow. STN is a perfect addition to our existing business and will help to accelerate our growth plans.”
Mr. Nole continued, “We are pleased to welcome Mike Promotico, STN’s CEO, as a valued member of our senior management team. Under Mike’s leadership, STN grew from a local service company to a premier provider of IP telephony solutions with over 8,000 customers across the U.S. We appreciate his strong support for this transaction and look forward to his ongoing contributions.”
Michael Promotico, STN’s CEO and President, commented, “We are extremely excited to be joining the Brookside family. Collectively, we share the same business philosophies, products and services and feel together we will make a significant impact and look forward to contributing and participating in the future growth of the combined companies.”
The closing of the Acquisition is subject to various closing conditions set forth in the Purchase Agreement and described in greater detail in the Company’s Form 8-K filed with the Securities & Exchange Commission on July 23, 2008. There can be no assurances that these closing conditions will be satisfied or that the Company will be able to consummate the Acquisition.
About Standard Tel Networks, LLC
Standard Tel Networks, LLC is in the business of selling, designing, analyzing and implementing converged Voice over IP (VoIP), data and wireless business communications systems and solutions for commercial organizations of all types and sizes in the United States. Through a broad portfolio of solutions STN provides advanced voice, data and video communications platforms, desktop phones and Internet appliances, intuitive applications for customer relationship management and mobility, messaging and multimedia collaboration. Additional information on the company can be found at www.standardtelnetworks.com.
About Brookside Technology Holdings Corp
Brookside Technology Holdings Corp., through its subsidiary companies, is a leading provider and global managed services company specializing in analyzing, designing, selling, and implementing converged Voice over IP (VoIP), data, video, and wireless (Wi-Fi) business communications systems. Brookside offers a unique portfolio of products and services that solve today’s telecommunications challenges by combining technology, business, and financial solutions. Brookside’s customers include both commercial and state/government organizations of all types and sizes throughout the United States. The Company seeks to grow organically and through the acquisition of complementary businesses looking to capitalize on the highly specialized growth market of providing turnkey converged voice and data solutions. With a proven track record of acquiring profitable businesses at attractive valuations, Brookside plans to leverage its expanding capabilities and combined customer bases of its portfolio companies. Additional information on the company can be found at www.brooksideus.com.
Forward-Looking Statement: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the Company’s ability to satisfy all of the closing conditions of the Standard-Tel acquisition, to availability of financing for the acquisition, the effect of changing economic conditions, customer acceptance of products and other risks and uncertainties. As previously disclosed in its SEC filings, such forward-looking statements are not guarantees of performance, and the Company’s results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.
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